Jim Chirico - Page 1

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920 USA

January 26, 2009

Jim Chirico
32520 Archdale
Chapel Hill, NC 27517

Dear Jim,

It gives me great pleasure to offer you a Senior Vice President position in Avaya Inc. This letter confirms the title and terms of your new role at Avaya.

Assumption of Duties:
Effective on January 26, 2009, you will assume the role of Chief Restructuring Officer, reporting to me. Your office will be located at 211 Mt. Airy Road, Basking Ridge, NJ 07920.

Total Target Cash Compensation: Your total target cash compensation will be $1,050,000, comprised of Base Salary and Short Term Incentive.

Base Salary: Your initial annual base salary will be $600,000, paid monthly.

Short Term Incentive Plan: At the end of the fiscal year you will be eligible for a discretionary cash bonus payout under the Short Term Incentive Plan (“STIP”) based on your own performance as well as the Company’s. Your annual target bonus opportunity under the STIP will be 75% of your base salary (i.e., 75% x $600,000 = $450,000).

Retention Cash Bonuses:

•	We will pay you a cash retention bonus in the amount of $1,000,000 less applicable taxes in February 2009.

•	We will pay you an additional retention cash bonus in the amount of $1,700,000 less applicable taxes in October 2011.
These payments are conditioned upon your continued employment through the date the payment is due. If within 12 months of the bonus payment dates, Avaya terminates your employment for cause or you terminate your employment for any reason, you will be obligated to return a pro-rated portion of the award based upon completed months of employment.

Special Cash Bonus: We will pay you a cash bonus in the amount of $900,000 less applicable taxes according to the following schedule:

•	$300,000 paid in the month following your start date

•	$300,000 paid in October 2009

•	$300,000 paid in October 2010

This payment is conditioned upon your continued employment through the date the payment is made. If Avaya terminates your employment for cause, or you terminate your employment for any reason, you will be obligated to return the sign-on award according to the following schedule:

•	$300,000 if you terminate employment prior to 10/31/2009

•	$300,000 if you terminate employment between 11/1/2009 and 10/31/2010

•	$300,000 if you terminate employment between 11/1/2010 and 10/31/2011

Stock Option Grant: Subject to approval by our Board of Directors, you will be awarded an option to purchase 250,000 shares of common stock of Sierra Holdings Corp., the parent company of Avaya (See Attachment A). This award will consist of:

◦
162,500 shares, where 25% vests after the first year and the remaining shares vest in equal increments each quarter over the following three years, with all shares having vested by the fourth anniversary of the date of grant; and

◦
43,750 shares, where 25% vests after each year for four years if Avaya’s financial performance meets defined EBITDA targets (net income adjusted for certain items, including but not limited to interest, taxes, depreciation and amortization); and

◦	43,750 shares, where the amount of shares vesting depends on the return Avaya’s majority stockholders receive on their initial investment in Avaya.

The specific terms of your award are contained in the Amended and Restated Sierra Holdings Corp. 2007 Equity Incentive Plan and in your individual award agreements, which exclusively control your stock options and supersede any other written or oral representations concerning your options, including this letter. You will receive a copy of the plan and the agreements after your award has been approved. You must be an employee of Avaya on the vesting dates specified in your award agreements to receive your award.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by January 26th in the space provided below.

Jim, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us.

Sincerely,

___/s/ Kevin J. Kennedy__________
Kevin Kennedy
President and Chief Executive Officer

_/s/ James M. Chirico, Jr._________ ___1/26/09__________
Acknowledged and Agreed to: Date
Jim Chirico